Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK
OF
MCMORAN EXPLORATION CO.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

McMoRan Exploration Co., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. That the Board of Directors of the Company (the “Board”), pursuant to Section 151 of the DGCL and the authority granted in the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), by resolution duly adopted, authorized the issuance of a series of 1,000,000 shares of Series A Participating Cumulative Preferred Stock (the “Series A Preferred Stock”), established the voting powers, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and authorized the filing of a certificate of designations (the “Series A Certificate of Designations”) with respect to such Series A Preferred Stock, which Series A Certificate of Designations was filed by the Company in the office of the Secretary of State of the State of Delaware on November 13, 1998.

2. That no shares of the Series A Preferred Stock are outstanding and no shares thereof will be issued.

3. That at a meeting of the Board, the following resolutions were adopted:

NOW, THEREFORE, BE IT

RESOLVED, That the appropriate officers of the corporation are hereby authorized and directed to file a Certificate with the office of the Secretary of State of Delaware setting forth a copy of this resolution whereupon all reference to the Series A Participating Cumulative Preferred Stock, as established by a Certificate of Designations filed in the office of the Secretary of State of Delaware on November 13, 1998, no shares of which are outstanding and no shares of which will be issued, shall be eliminated from the Amended and Restated Certificate of Incorporation, as amended, of the corporation; and further

RESOLVED, That each officer of the corporation is hereby authorized and empowered, in the name and on behalf of the corporation, from time to time to do and perform all such further acts and things and to execute and deliver all such instruments, documents, certificates and other papers as such officer may deem necessary or advisable in order to carry out and effectuate the intent and purposes of the foregoing resolutions.

4. That accordingly, all references to the Series A Preferred Stock be, and they hereby are, eliminated from the Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer as of this 14th day of November, 2008.

[signature appears on the following page]

McMoRan Exploration Co.

By:	/s/ Nancy D. Parmelee
Name:	Nancy D. Parmelee
Title:	Senior Vice President, Chief Financial Officer
and Secretary

Signature Page to Certificate of Elimination